UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2007

NEW MEDIUM ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-51880	11-3502174
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification Number

195 The Vale, London, United Kingdom W3 7QS
(Address of Principal Executive Offices, including Zip Code)

011 44 20 8746 2018
Registrant's telephone number, including area code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statement or a Related Audit Report or Completed Interim Review

(a)           On June 21, 2007, in response to a comment raised by the staff of the Securities and Exchange Commission (“SEC”) concerning New Medium Enterprises Inc.’s (the “Company”) accounting treatment of its acquired intellectual property, and based upon our related discussions with the SEC, our management has concluded that the Company will expense amounts incurred in the acquisition of research and development projects from MultiDisk Ltd. and TriGM International SA as of the date of the consummation of the acquisition of those projects. Those amounts had been capitalized as an intangible asset in the fiscal year ending June 30, 2004 and were to be amortized over the expected life of the asset. Accordingly, the Audit Committee and our management concluded that our previously issued audited financial statements for the fiscal years ended June 30, 2006, 2005 and 2004 and our previously issued unaudited interim financial statements for the period ended September 30, 2006 and all subsequent interim periods should no longer be relied upon.

The Company capitalized certain expenses as Intellectual Property in amounts totaling $14,877,509 and $306,351 during fiscal years ended June 30, 2004 and June 30, 2005, respectively. These costs, which are research and development in nature, are required to be expensed under U.S. generally accepted accounting principles. The effects of this change will be a direct charge to expense in those periods of all amounts previously capitalized. This change in accounting treatment will cause our Net Loss to increase from $156,483 to $15,033,992 for the fiscal year ended June 30, 2004 and from $2,073,734 to $2,380,085 for the fiscal year ended June 30, 2005.

This change in accounting treatment will be reflected in our financial statements on a going forward basis. In addition, the financial statements contained in the Company’s Form 10-KSB for the year ended June 30, 2006 the Form 10-Q filings for the periods ended September 30, 2006, December 31, 2006 and March 31, 2007 will be restated. We will be filing amended filings with the SEC as soon as reasonably practicable.

Our management and the Audit Committee have discussed the matters disclosed in this report with the Company’s independent registered public accounting firm.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW MEDIUM ENTERPRISES, INC.

Date: July 3, 2007	By:	/s/ Mahesh Jayanarayan
Mahesh Jayanarayan
Chief Executive Officer